Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT
Name	Jurisdiction
VivoPower International Services Limited	Jersey
VivoPower USA, LLC	United States
VivoPower (USA) Development, LLC	United States
VivoPower US-NC-31, LLC	United States
VivoPower US-NC-47, LLC	United States
VivoPower Pty Ltd	Australia
VivoPower WA Pty Ltd	Australia
VVP Project 1 Pty Limited	Australia
Amaroo Solar Pty. Ltd	Australia
SC Tco Pty Limited	Australia
SC Hco Pty Limited	Australia
SC Fco Pty Limited	Australia
Yoogali Solar Farm Pty Ltd	Australia
Daisy Hill Solar Farm Pty Ltd	Australia
Aevitas O Holdings Pty Ltd	Australia
Aevitas Group Limited	Australia
Aevitas Holdings Pty Ltd	Australia
Electrical Engineering Group Pty Limited	Australia
J.A. Martin Electrical Pty Limited	Australia
Kenshaw Electrical Pty Limited	Australia
VivoPower Philippines Inc.	Philippines
VivoPower RE Solutions Inc.	Philippines
V.V.P. Holdings Inc.	Philippines